Tidal Trust II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 1, 2026, relating to the financial statements and financial highlights of Return Stacked Bonds & Futures Yield ETF, Return Stacked Bonds & Managed Futures ETF, Return Stacked Bonds & Merger Arbitrage ETF, Return Staked Global Stocks & Bonds ETF, Return Stacked U.S. Stocks & Futures Yield ETF, Return Stacked U.S. Stocks & Gold/Bitcoin ETF and Return Stacked U.S. Stocks & Managed Futures ETF, each series of Tidal Trust II, which are included in Form N-CSR for the year or period ended January 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2026